Exhibit 99.1

Important Update from Wells REIT II
November 10, 2011

Wells REIT II Announces New Estimated Value-per-Share

Dear Wells REIT II Investor,

Your Wells REIT II portfolio includes some of the most prestigious office addresses and tenant corporations in the U.S., where employees from 65 Fortune 500 and Global 500 companies go to work each day.(1) The more than 90 buildings in the portfolio have a 94.3% average occupancy rate and comprise approximately 23 million square feet.(2)

The portfolio's quality has been recognized by respected third parties, such as S&P and Moody's rating agencies, who have made Wells REIT II one of only two nontraded REITs to hold an “Investment-Grade” credit rating. Also, several respected lending institutions have provided us with a $500 million line of credit on what we consider to be favorable terms, to assist us with making strategic acquisitions or joint ventures.

Most important, Wells REIT II has continued to provide quarterly distributions to you, its investors, throughout the challenging markets of the past several years. We're pleased to let you know that the Board of Directors has authorized a distribution for the fourth quarter of this year that will be at the same rate it has authorized for the past three quarters.*(3) While Wells REIT II hasn't been immune to the effects of the nation's recession and difficult recovery, we hope you can see how quality, diversification, and a conservative investment philosophy have supported the Wells REIT II income-producing portfolio during these uncertain years for our nation's economy.

As we mentioned in your third-quarter statement communication, Wells REIT II is now taking the next step forward in its life cycle by beginning the annual process of updating the estimated value of its shares. This new estimated share valuation has been completed, and as of September 30, 2011, the new estimated value per share for Wells REIT II is $7.47.(3) I encourage you to view the video about this announcement at www.WellsREITII.com/Q4update.

What does the new estimated share value mean for you?
First, your quarterly distributions have not been affected by this change in estimated share value.* When you receive your distribution next month for the fourth quarter of 2011, you will see that, assuming you own the same number of shares, you will receive exactly the same distribution amount as last quarter.

Second, because this new estimated value per share is lower, you will see a reduction in the estimated account value on your statement in December. However, the new estimated value per share is simply a “snapshot” of the net asset value of the portfolio - including the underlying real estate, debt, and other assets and liabilities on the balance sheet - as of September 30, 2011. It does not necessarily represent the current market value of your shares or the amount you could expect to receive if we were to publicly list Wells REIT II or liquidate its assets now or in the future.

(Continued)
*Distributions are not guaranteed and are subject to change.

(1)Includes companies and their affiliates or subsidiaries listed on the 2011 FORTUNE 500 and Global 500 lists.
(2)All data as of September 30, 2011, unless otherwise noted.
(3)As reported in the Wells REIT II Form 10-Q filed with the SEC on November 8, 2011. 11

6200 The Corners Parkway Norcross, GA 30092-3365 Tel: 770-449-7800 Tel: 800-557-4830 Fax: 770-243-8199 www.WellsREITII.com

In other words, the estimated value per share is temporary, and we plan to estimate the share value again every year that Wells REIT II remains a nontraded REIT. Please keep in mind that the Wells REIT II Board of Directors will not pursue an opportunity to take the REIT “full cycle” until they believe it may provide optimal value for you, the stockholders.

How did we arrive at the new estimated share value?
As you know, Wells REIT II has taken a conservative investment approach to assembling the portfolio, and we have followed the same principles in estimating its share value.

First, we have consulted with an independent firm to help us calculate the net asset value of Wells REIT II.(4) This firm, Altus Group, is one of the world's largest independent real estate consulting firms and considered by many to be the world's foremost authority in corporate and real estate valuation. Last year, Altus Group acquired the significant valuation division of PricewaterhouseCoopers, and it has provided previous valuation services for other Wells funds.

Second, after internal discussion and consultation with Altus, the Board of Directors reached its conclusion of the net asset value of Wells REIT II, which is consistent with Altus's estimate. The Board then chose to base the new estimated value per share for Wells REIT II solely on the estimated net asset value - meaning the real estate, debt, and other assets and liabilities on the REIT II balance sheet - without modification. That's it, period. We haven't attempted to raise or lower the estimated share value by guessing how certain factors might affect it, such as what Wells REIT II might be worth if it were a publicly traded company, its “enterprise value,” or the premium that might apply because of its large portfolio. Nor have we added back the costs and fees associated with raising capital and acquiring the buildings.

The estimated value per share for Wells REIT II is simply the REIT's estimated net asset value, divided by the number of outstanding shares.

How will the estimated share value affect the DRP and SRP?
If you currently participate in the distribution reinvestment plan or need to redeem shares through the limited share redemption program, you should be aware that the new estimated share value will affect these programs, as follows.

Distribution Reinvestment Plan (DRP) - Investors can purchase shares through the DRP at 95.5% of the estimated value per share, or $7.13 per share.*

Share Redemption Program (SRP) - Redemptions due to death, disability, or qualification for federal assistance for confinement to a nursing home will be redeemed at 100% of the estimated value per share, or $7.47 per share.*(5)

The Board of Directors recently amended the SRP so that the redemption price for “Ordinary Redemptions” will be $5.50 per share.* Since the new estimated value per share is considerably higher than this redemption price, we recommend that stockholders not pursue “ordinary redemptions,” except in cases of financial emergency.

Keep in mind that Wells REIT II is a long-term, illiquid investment program, which means the shares may not be easily redeemed or sold. At this point in the REIT's life cycle, its primary goal is to provide current income for you, the investors. The Board of Directors feels these measures for the SRP will support stable distributions and help to position the portfolio to go “full cycle.”

Want to change your distribution instructions?

If you don't currently participate in the distribution reinvestment plan (DRP) and would like to begin purchasing shares at the new $7.13 share price, or if you currently participate in the DRP and do not wish to continue, please contact a Wells Client Services representative immediately.

In order to be processed, any requests to change distribution instructions for the fourth quarter of 2011 must be received by Wells in writing on or before December 8, 2011.

Want to change instructions on a share redemption request?

If you have a pending share redemption request for which you wish to change your instructions, please contact a Wells Client Services representative immediately.

In order to be processed, any requests to revise share redemption requests for November must be received by Wells in writing on or before November 22, 2011.

(Continued)

*Until an updated estimated value-per-share is announced, which is expected in the fourth quarter of 2012, or unless amended by the Board of Directors.

(4)Net asset value was calculated by aggregating the value of the real estate and other assets in the Wells REIT II portfolio, and subtracting the fair value of liabilities, including debt.
(5)Please see the Prospectus dated April 2, 2010, and Wells REIT II Form 10-Q, filed with the SEC on November 8, 2011, for further information about the Share Redemption Program.

What's next for Wells REIT II?
Going forward, the Wells REIT II Board of Directors intends to update the estimated value per share every year that Wells REIT II remains a nontraded stock. During that time, the Board will continue to monitor and evaluate the real estate market for a potentially favorable opportunity for a public listing or liquidation of the REIT II portfolio that will help us go “full cycle.”(6)

We hope we have addressed most of the questions you may have about this updated estimated value per share for Wells REIT II. If you have additional questions, we invite you to speak personally with any of our Client Services Specialists, who are knowledgeable and happy to serve you. Call 800-557-4830 weekdays from 8:15 a.m. until 6:30 p.m. (ET) (5:30 p.m. on Fridays) to speak with a specialist live here in Atlanta. We also encourage you to view our video message about the valuation, which can be found at www.WellsREITII.com/Q4update.

Thank you for your continued confidence in Wells REIT II.

Warmest regards,
Leo F. Wells III
Chairman of the Board
Wells REIT II

E. Nelson Mills
President
Wells REIT II

(6)Per the REIT II charter, if the listing or the liquidation event has not occurred by October 15, 2015, our shareholders must be given an opportunity to extend the deadline or vote on a liquidation.

Disclosures
The estimated share value was based on information provided by an independent third party, based on the net asset value of the portfolio of Wells REIT II as of September 30, 2011, and took into consideration certain assets and liabilities of Wells REIT II as of that date. It is only an estimate and is based on a number of assumptions and estimates that may not be accurate or complete. No attempt was made to value the company as an enterprise. Further, this should not be viewed as the amount a stockholder would receive in the event Wells REIT II were to (1) list its shares in the future or (2) liquidate its assets and distribute the proceeds to its stockholders, since this valuation was not reduced by potential selling commissions or other costs of sale. There is no guarantee Wells REIT II will meet its stated investment objective. An investment in shares of Wells REIT II is illiquid. There is no current public market for the shares, and therefore, it can be difficult to sell the shares. Also, real estate markets fluctuate, and real estate values can change. For these reasons, stockholders of Wells REIT II should not assume that they will be able to obtain this estimated share value for their shares, either currently or at any time in the future.

Certain statements contained herein may be deemed to be forward-looking statements under federal securities laws. Such statements generally can be identified by our use of words such as “may,” “will,” “can,” “intend,” “anticipate,” “estimate,” “think,” “continue,” or other similar words. For a list of the factors that could cause actual results to vary materially from those expressed in these forward-looking statements, see the Wells REIT II Annual Report on Form 10-K for the year ended December 31, 2010.

Wells products are not FDIC or NCUA/NCUSIF insured, not bank or credit union guaranteed, and may lose value.

Wells Real Estate Funds, Inc., is affiliated with Wells REIT II and Wells Investment Securities, Inc. - Distributor - Member FINRA/SIPC.